CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 11, 2022, relating to the financial statements and financial highlights of Barrow Hanley Investment Funds LLC comprising Barrow, Hanley, Mewhinney & Strauss Core Fixed Income Fund, Barrow, Hanley, Mewhinney & Strauss High Yield Fixed Income Fund, Barrow, Hanley, Mewhinney & Strauss Bank Loan Fund, Barrow, Hanley, Mewhinney & Strauss Large Cap Value Fund, Barrow, Hanley, Mewhinney & Strauss Concentrated Emerging Markets Fund, and Barrow, Hanley, Mewhinney & Strauss Diversified Large Cap Value Fund for the year ended December 31, 2021, which are contained in the Prospectus and Statement of Additional Information in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement and to the references to our firm under the heading “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 11, 2022